Exhibit 10.3

June 12, 2017

Mr. John Maduri

[address on file with the Company]

Dear John,

On behalf of the senior leadership team, it is my pleasure to confirm our offer of employment for the position of Executive Vice President Consumer Sales, Marketing & Product. Your start date will be July 24, 2017. You will be reporting to Daniel J. McCarthy, President and Chief Executive Officer.

Your executive compensation will include four principal components:

1)Annual base salary of $600,000 paid on a semi-monthly basis.

2)Cash bonus under the Frontier Bonus Plan with an annual target incentive of 100% of your annual base salary of $600,000, which will be paid out, in accordance with the Frontier bonus plan, based on Frontier and personal performance.    For 2017, your bonus will be a  guaranteed payout at 70% of target, i.e., $420,000, and will not be prorated.  Payment of this bonus will occur at the same time as annual bonuses are paid to similarly situated employees.

3)Restricted stock awards,  of common stock, are generally granted in the first quarter of each year. Restricted shares vest in three equal annual installments (one third per year), commencing one year from the date of grant. The annual target for your position is $1,340,000. You will receive dividends, to the extent dividends are declared on common stock by the Board of Directors, on all shares, whether vested or unvested. Our current annual dividend policy (which is subject to change at the discretion of the Board of Directors) is $0.16 per share of common stock, declared quarterly in an amount of $0.04 per share per quarter.

4)Performance Shares under Frontier’s Long Term Incentive Plan (the “LTIP”), with an annual performance share target valued at $660,000. The LTIP target is an annual grant that will be paid out based on Frontier’s performance over a three year period (initially, 2017-2019). The current performance metrics are Free Cash Flow per Share and Total Shareholder Return. You will earn performance shares at the end of each three year period based on Frontier’s performance over the three-year measurement period on the metrics for that award. Dividends that would have been payable on any earned shares during a three year period will be paid at the end of such period.

As a sign-on bonus, you will be granted restricted shares of common stock and/or paid cash having an aggregate market value of $250,000 on the date of grant/payment (subject to the approval of the Compensation Committee of the Board of Directors). You will advise the Company prior to your start date how you would like the sign-on bonus to be divided between restricted stock and cash. To the extent the sign-on bonus includes restricted shares of common stock, such shares will vest in three equal annual installments

(one third per year), commencing one year from your start date.  To the extent the sign-on bonus includes cash, it will be paid to you subject to applicable deductions, withholdings, and taxes, and such payment will be contingent upon your execution of a twelve (12) month prorated promissory note (attached). The sign-on bonus is granted/paid after thirty (30) days of employment.

In the first year of employment, you will commute from your home office to Frontier locations. Accordingly, you will be eligible to receive an amount for duplicate housing/ Business Travel of $6,250 per month for each of the twelve months following your start date. Business travel exceeding the $6,250 monthly allowance will be reimbursed according to the Frontier Business Travel Policy. After July 24, 2018, you and your wife will relocate to a sales location within our footprint.  In connection with your permanent relocation, you will be eligible to receive relocation benefits of $100,000 in accordance with Frontier’s relocation policy.  Relocation benefits can be used for all relocation-related expenses, including but not limited to household goods transfer, closing costs, etc. If you leave Frontier within twelve (12)  months after the date the last relocation funds are paid to you, you will reimburse Frontier for a pro-rated portion of your reimbursed relocation expenses.

You will be eligible for a full cash bonus and restricted stock award for 2017, as if your employment by the Company had commenced on January 1, 2017, with awards paid in the first quarter of 2018. You will be eligible for an award under the LTIP commencing with the 2017-2019 performance period. Frontier reserves the right to implement or discontinue executive compensation plans at its own discretion. Eligibility for any given plan does not guarantee award values since Frontier’s Executive Compensation Program is based on performance of Frontier and the executive. Further, awards are subject to the terms and conditions of Frontier’s compensation plans.

Upon your termination of employment for any reason, except as provided in the next two paragraphs below, you shall have no further entitlement under this offer letter to any compensation, including but not limited to base salary, benefits and bonuses, except (a) base salary that is accrued and unpaid as of your termination of employment, and (b) any vested accrued benefits to which you are entitled pursuant to the Company's benefit plans. You agree to resign from all officer and director positions with the Company and its affiliates effective upon your termination of employment for any reason.

If, within one year following a “Change in Control” of Frontier, you have a “Separation from Service” either because (a) your employment is terminated by Frontier or, as applicable, its successor, without “Cause” or (b) you resign your employment as a result of “Good Reason” (the defined terms in this paragraph shall have the meanings set forth in Annex A hereto; Annex A contains other terms and conditions related to your receipt of Change in Control benefits), you shall be entitled to a lump sum payment equal to two years’ base salary and target bonus (based on your then-current level of salary and bonus target or, if greater, that in effect immediately prior to the Change in Control), all restrictions on restricted shares held by you shall immediately lapse and such restricted shares shall become fully-vested and non-forfeitable, and all performance shares granted to you under the LTIP or other performance incentive plan pursuant to a performance -based vesting schedule shall immediately be earned by you and non-forfeitable, with the number of shares earned equal to the target level of shares granted. The lump sum payment will be made on the “Expiration Date”.

If, in a circumstance other than that covered by the immediately preceding paragraph, the Company terminates your employment without Cause, or Resignation for Good Reason, you shall receive severance payments per the Company policy provided that you execute and do not revoke an effective release of claims during the 60-day period following your termination of employment in the form provided by the Company. If you voluntarily resign or if the Company terminates your employment for Cause, you will not be to receive any severance payment.

Your health and welfare benefits will begin on your 31st day of employment and, as a Frontier employee, you will be eligible to participate in a full range of benefits. You will be eligible for 20 days of paid time off (PTO) annually during your employment, which you will begin accruing on your first date of employment, subject to the terms of the Company's paid time off policies and procedures.

This offer and subsequent employment is contingent upon Frontier’s receipt of acceptable results of a background check and reference checks, including criminal record check, drug screening, social media and verification of education, employment, and professional references. All drug screens must be completed within 48 hours of receiving this package. The drug test will be registered by Frontier.

This offer is contingent upon your obtaining the proper grant of authorization by any and all responsible U.S. government agencies allowing you to work in the United States and otherwise comply with United States immigration laws.  Frontier will also provide and pay for the cost of legal counsel to represent Frontier and you in applying for your authorization to work in the United States and related work visa status.  The attorney chosen by Frontier will require your full cooperation, as well as all information and documents that may be necessary from you in order to prepare any and all U.S. work visa petitions and applications completely and accurately.  Please recognize that your employment with Frontier is “at will.” This means that either party may terminate the employment relationship at any time without cause. This “at will” relationship will govern your employment at Frontier even though in submitting your nonimmigrant application for work-visa status to the U.S. immigration authorities, Frontier may reserve and request a particular period of employment permission that may be available under immigration regulations.  Assuming the contingencies noted above are met and you commence employment with Frontier, as a condition of accepting this offer of employment with Frontier you agree that should you leave employment with Frontier at any time in the future for any reason, you will not solicit, either directly or indirectly, any Frontier employee for employment with any other employer for a period of one (1) year after you leave employment with Frontier.

This offer is not an express or implied contract, promise or guarantee of employment, of any particular position, or of any particular term or condition of employment. Your employment by Frontier is at will and is subject to the conditions set forth in Frontier’s Code of Conduct as well as all other Frontier policies and plans and applicable Federal, State and local laws.

On behalf of Frontier, I welcome you to our team! Please do not hesitate to contact me with any questions regarding this offer. To acknowledge your acceptance of this offer, please sign the bottom of this offer letter and email a scanned copy back to me directly. Please return the original signed offer letter with your original new hire paperwork as soon as convenient.

Sincerely,

Kathleen Weslock

EVP, Chief People Officer

Frontier Communications Corporation

Acceptance of Offer

By signing below, I hereby accept Frontier’s contingent offer of employment. I understand that I will not have a contract of employment with Frontier for a specified period of time. I further agree to abide by policies and procedures established by Frontier.

/s/ John Maduri	6/17/17
John Maduri	Date

Annex A

A “Change in Control” shall be deemed to have occurred:

(A)When any “person” as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Section 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act (but excluding Frontier and any subsidiary and any employee benefit plan sponsored or maintained by Frontier or any subsidiary (including any trustee of such plan acting as trustee)), directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), of securities of Frontier representing 50% or more of the combined voting power of Frontier’s then outstanding securities; or

(B)Upon the consummation of any merger or other business combination involving Frontier, a sale of substantially all of Frontier's assets, liquidation or dissolution of Frontier or a combination of the foregoing transactions (the “Transactions”) other than a Transaction immediately following which the shareholders of Frontier immediately prior to the Transaction own, in the same proportion, at least 51% of the voting power, directly or indirectly, of (i) the surviving corporation in any such merger or other business combination; (ii) the purchaser of or successor to Frontier’s assets; (iii) both the surviving corporation and the purchaser in the event of any combination of Transactions; or (iv) the parent company owning 100% of such surviving corporation, purchaser or both the surviving corporation and the purchaser, as the case may be.

“Cause” means your (a) willful and continued failure (other than as a result of physical or mental illness or injury) to perform your material duties in effect immediately prior to the Change in Control which continues beyond 10 days after a written demand for substantial performance is delivered to you by Frontier, which demand shall identify and describe each failure with sufficient specificity to allow you to respond, (b) willful or intentional conduct that causes material and demonstrable injury, monetary or otherwise, to Frontier or (c) conviction of, or a plea of nolo contendere to, a crime constituting (i) a felony under the laws of the United States or any State thereof, or (ii) a misdemeanor involving moral turpitude. For these purposes, no act or failure to act on your part shall be considered “willful” or “intentional” unless it is done, or omitted to be done by you in bad faith and without reasonable belief that your action or inaction was in the best interests of Frontier. Any act or failure to act based upon authority given pursuant to a resolution duly adopted by the Board of Directors or based upon the advice of counsel for Frontier shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of Frontier.

“Good Reason” means: (i) a material decrease in your base salary, target bonus or long term incentive compensation target from those in effect immediately prior to the Change in Control for any reason other than Cause; (ii) a material relocation of your principal office location (for this purpose, a relocation more than 50 miles from your principal office location will be automatically deemed material) or (iii) a material decrease in your responsibilities or authority for any reason other than Cause (and prior to your terminating your employment you provide Frontier with notice of the decrease or relocation within 90 days of the occurrence of such condition, Frontier does not remedy the condition within 30 days of such notice, and you Separate from Service within two years of the initial occurrence of one or more such conditions).

If it is determined (as hereafter provided) that any payment or distribution by Frontier to or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, restricted stock award, stock appreciation right or similar  right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a “Severance

Payment”), would be subject to the excise tax imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of Frontier, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the Severance Payment shall be payable either (i) in full or (ii) as to such lesser amount which would result in no portion of the Severance Payment being subject to the Excise Tax (“Capped Payment”), whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in your receipt on an after-tax basis, of the greatest amount of economic benefits to you, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.

Subject to the provisions of immediately preceding paragraph, all determinations required to be made pursuant to this letter agreement, including whether an Excise Tax is payable by you and the amount of  such Excise Tax, shall be made by the nationally recognized firm of certified public accountants (the “Accounting Firm”) used by Frontier prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by you). The Accounting Firm shall be directed by Frontier or you, as applicable, to submit its preliminary determination and detailed supporting calculations to both Frontier and you within 15 calendar days after the date of your termination of employment, if applicable, and any other such time or times as may be requested by Frontier or you. If the Accounting Firm determines that any Excise Tax is payable by you, Frontier shall either (x) make payment of the Severance Payment, or (y) reduce the Severance Payment by the amount which, based on the Accounting Firm’s determination and calculations, would provide you with the Capped Payment (except that any portion of the Severance Payment that constitutes deferred compensation that is subject to Section 409A shall not be reduced, and its time and form of payment shall not be altered as a result of this process), and pay to you such reduced amount, in each case, less any Excise Taxes, federal, state, and local income and employment withholding taxes and any other amounts required  to be deducted or withheld by Frontier under applicable statute or regulation. If the Accounting Firm determines that no Excise Tax is payable by you, it shall, at the same time as it makes such determination, furnish you with an opinion that you have substantial authority not to report any Excise Tax on your federal, state, local income or other tax return. All fees and expenses of the Accounting Firm and opinion letter shall be paid by Frontier in connection with the calculations required by this letter.

You shall not receive any payments or benefits to which you may be entitled hereunder related to a Change in Control unless you agree to execute a release of all then existing claims against Frontier Communications Corporation, its direct and indirect subsidiaries, affiliates, shareholders, directors, officers, employees and agents in relation to claims relating to or arising out of your employment or the business of Frontier; provided, however, that any such release shall not bar or prevent you from responding to any litigation or other proceeding initiated by a released party and asserting any claim or counterclaim you have in such litigation or other proceeding as if no such release had been given as to such party, nor shall it bar you from claiming rights that arise under, or that are preserved by, this letter agreement. To comply with this paragraph, you must sign and return the release within 45 days of the termination of your employment, and you must not revoke it during a seven-day revocation period that begins when the release is signed and returned to Frontier. Then following the expiration of this revocation period, there shall occur the “Expiration Date,” which is the 53rd day following the date of termination of your employment.

To the extent that a payment of Section 409A compensation under this letter agreement is based upon your having a termination of employment, “termination of employment” shall have the same meaning as “Separation from Service” under Section 409A(a)(2)(A)(i) of the Code.  In addition, to avoid having such a Separation from Service occur after your termination of employment, you shall not have (after your termination of employment) any duties or responsibilities that are inconsistent with the termination of employment being treated as such a Separation from Service as of the date of such termination.